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                                                                     EXHIBIT 5.1


               [LETTERHEAD OF STEWART McKELVEY STIRLING SCALES]


                                   [] , 1999

Lumonics Inc.
105 Schneider Road
Kanata, Ontario
K2K 1Y3


Dear sirs:

     We have acted as New Brunswick counsel to Lumonics Inc. in connection with the continuation of Lumonics Inc. to New Brunswick as GSI Lumonics, Inc. (the "Corporation") and the registration of up to [] common shares of the Corporation under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") on [] to be issued to the holders of common shares of General Scanning Inc. upon the amalgamation (the "Amalgamation") of the [wholly owned subsidiary of the Corporation] ("Subco") and General Scanning Inc. ("GSI") pursuant to an Amended and Restated Merger Agreement dated [], 1999 (the "Amalgamation Agreement") among the Corporation, Subco and GSI.

     For the purposes of this opinion, we have reviewed an executed copy of the Amalgamation Agreement. We have also:

     (a) reviewed the proposed articles of continuance and by-laws of the Corporation;

     (b) reviewed and assumed the completeness of the corporate records and minutes of corporate proceedings of the Corporation;

     (c) assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies, whether facsimile, photostatic, certified or otherwise and the authenticity of the originals of all such documents;

     (d) examined such statues and have considered such questions of law and have made such other investigations as we have deemed necessary for the purpose of the opinions expressed below;

     (e) assumed that the transactions contemplated by the Amalgamation Agreement will be completed in a timely manner.

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     As to certain questions of fact material to this opinion, we have relied upon a certificate of an officer of the Corporation, a copy of which has been delivered to you herewith.

     Our opinion is subject to the following:

     (a) that the approval of the shareholders of the Corporation for the continuation of the Corporation under the laws of New Brunswick and the adoption of the by-laws of the Corporation is obtained, that articles of continuance, continuing the Corporation under the laws of New Brunswick, are filed with the Director under the New Brunswick Business Corporations Act, all applicable filing fees are paid and a Certificate of Continuance for the Corporation is issued by the said Director;

     (b) that the Amalgamation Agreement is duly executed and delivered by each of the Corporation, Subco and GSI; and

     (c) that all approvals and filings necessary under the laws of the State of Massachusetts in connection with the Amalgamation and the transactions contemplated therein are obtained or made and all step necessary to the completion and effectiveness of the Amalgamation are fulfilled.

     The opinions set forth herein are limited to the laws of the Province of New Brunswick and we express no opinion as to the laws of any other jurisdiction.

     Based upon the foregoing, we are of the opinion that the Shares, are duly authorized and upon issuance therefor in accordance with the Amalgamation Agreement, will be validly issued as fully paid and non-assessable.

     We consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the section of the Registration Statement entitled "Legal Matters".


                                         Yours truly,

                              STEWARD McKELVEY STIRLING SCALES